Exhibit 99.1
MAGELLAN PETROLEUM CORPORATION PROFIT REPORT
For the Year Ended June 30, 2008
(Dollars quoted are US$)
Magellan Petroleum Corporation recorded a net loss of $8,892,000 for the year ended June 30, 2008, compared to net income of $447,000 for the previous fiscal year. A significant factor contributing to the fiscal 2008 net loss was the $13.3 million settlement with the Australian Taxation Office (“ATO”). See Other Significant Information (Item 12).
Revenues were up for the year by $10.2 million or 33%.
Oil sales increased approximately $7.9 million due to an increase in sales volume and an increase in prices. Sales volume from the Nockatunga field increased by 45,059 barrels, which was offset by a decrease of 13,858 barrels in sales from the Mereenie field and the Cooper Basin.
Gas sales were up $2.1 million over 2007. This was essentially due to a 5% increase in the average price per MCF of A$3.39 in 2008 from A$3.24 in 2007 offset by a 5% decrease in sales volume to 5.707 bcf in 2008 from 5.988 bcf in 2007.
Total costs and expenses increased $6.7 million over 2007 to $37.6 million.
Production costs increased $1.9 million to $8.9 million in 2008. This was primarily due to expenditures in the Nockatunga project related to increase production and an increase in field equipment repairs in the Mereenie project.
Exploration and dry hole costs decreased approximately $2.2 million to $3.3 million in 2008. The primary reason for the decrease in 2008 was the decreased drilling costs related to the Cooper Basin drilling program.
Depletion, depreciation and amortization increased $7.3 million to $18.0 million in 2008. This increase was mostly due to depletion of the higher book value of MPAL’s oil and gas properties acquired during fiscal 2006, increased depletion in the Nockatunga project due to increased production and capitalized costs and increased depreciation on revised asset retirement obligations offset by lower depletion in the Mereenie, Palm Valley and Cooper Basin projects due to lower depletable costs.
For the year ended June 30, 2008, depletion expense of $18.0 million includes a $2.8 million correction to depletion expense reported on Form 4D for the six months ended December 31, 2007.
Auditing, accounting and legal expenses increased $474,000 in 2008 primarily because of increased legal fees incurred in connection with the ATO audit (see Item 12) and required filings with the Australian Stock Exchange.
Accretion expense increased $198,000 to $716,000 in 2008. This was due mostly to accretion of restoration provisions recorded in 2007 relating to new wells drilled in the Nockatunga project.

A non-cash impairment loss of $1.9 million was recorded in 2007 relating to the decreased value of the Kiana field in the Cooper Basin ($984,000) and the decreased value of exploration permits and licenses include in oil and gas properties ($892,000). The net book value of the Kiana oil and gas property was written down to its future estimated discounted cash flow. No impairment losses were recorded in fiscal 2008.
Other administrative expenses increased $892,000 to $3.6 million in 2008. This was due mostly to increased consulting costs related to the ATO audit and settlement, an increase due to the issuance of directors’ stock options, and increased consulting fees relating to research and development in the United Kingdom.
Further details are provided in the Preliminary Final Report to the Australian Stock Exchange, a copy of which is attached.
For further information, please contact Daniel Samela at (860) 293-2006.

MAGELLAN PETROLEUM CORPORATION
ARBN 117 452 454

EXECUTIVE OFFICE
Hartford Square North	TELEPHONE	(+1) 860 293 2006
10 Columbus Blvd — 10th Floor	FACSIMILE	(+1) 860 293 2349
HARTFORD CT 06106, USA	WEBSITE	www.magpet.com
Rules 4.3A
Appendix 4E
Preliminary Final Report
Name of entity
MAGELLAN PETROLEUM CORPORATION

ABN	Financial Year Ended (‘Current Period’)
1. 117 452 454	30 June 2008
2. Results for Announcement to the Market

				$US’000
2.1 Revenues from Ordinary Activities	up	33%	to	40,895

2.2 Profit from Ordinary Activities after Income Tax attributable to Members	down	1438%	to	(5,980)

2.3 Net Profit for the period attributable to Members	down	1438%	to	(5,980)

Franked amount per
2.4 Dividends (distributions)	Amount per security	security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A

2.5	Record date for determining entitlements to the dividend, (in the case of a trust, distribution)	N/A

2.6	Brief explanation of any of the figures in ‘For Announcement to the Market’ section necessary to enable the figures to be understood:

3. Consolidated Statement of Financial Performance for the Financial Year Ended 30 June

	2008	2007
	Unaudited
Revenues:
Oil sales	$19,786,175	$11,922,574
Gas sales	18,523,095	16,396,334
Other production related revenues	2,585,540	2,356,317

Total revenues	40,894,810	30,675,225

Costs and expenses:
Production costs	8,865,663	6,965,641
Exploratory and dry hole costs	3,318,810	5,520,460
Salaries and employee benefits	1,605,341	1,549,277
Depletion, depreciation and amortization	18,021,236	10,693,415
Auditing, accounting and legal services	1,102,115	628,114
Accretion expense	716,130	517,856
Shareholder communications	392,880	459,298
Loss on settlement of asset retirement obligation	—	—
Gain on sale of field equipment	(35,235)	(10,346)
Impairment loss	—	1,876,171
Other administrative expenses	3,591,856	2,699,733

Total costs and expenses	37,578,796	30,899,619

Operating income	3,316,014	(224,394)
Interest income	2,122,642	1,669,798

Income before income taxes and minority interests	5,438,656	1,445,404
Income tax expense	14,330,301	998,565

Net (loss) income	$(8,891,645)	$446,839

Average number of shares:
Basic	41,500,325	41,500,325

Diluted	41,500,325	41,500,325

Per share (basic and diluted) Net(loss) income	$(.21)	$.01

     Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2008.

4. Consolidated Statement of Financial Position as at 30 June

	June 30,
	2008	2007
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$34,615,228	$28,470,448
Accounts receivable — Trade	8,357,839	5,044,258
Accounts receivable — Working Interest Partners	112,330	—
Marketable securities	1,708,222	2,974,280
Inventories	1,260,189	702,356
Other assets	404,160	378,808

Total current assets	46,457,968	37,570,150

Deferred income taxes	6,368,665	2,300,830
Marketable securities	—	1,403,987

Property and equipment, net:
Oil and gas properties (successful efforts method)	138,556,513	120,734,449
Land, buildings and equipment	3,346,368	2,846,433
Field equipment	1,040,281	912,396

	142,943,162	124,493,278
Less accumulated depletion, depreciation and amortization	(114,495,875)	(84,172,522)

Net property and equipment	28,447,287	40,320,756
Goodwill	4,020,706	4,020,706

Total assets	$85,294,626	$85,616,429

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,929,445	$5,313,653
Accounts payable-working interest partners	—	222,883
Accrued liabilities	1,891,194	1,382,320
Income taxes payable	3,857,766	1,647,137

Total current liabilities	8,678,405	8,565,993

Long term liabilities:
Deferred income taxes	2,507,712	3,518,990
Other long term liabilities	48,998	100,578
Asset retirement obligations	11,596,084	9,456,088

Total long term liabilities	14,152,794	13,075,65

Commitments	—	—
Stockholders’ equity:
Common stock, par value $.01 per share:
Authorized 200,000,000 shares Outstanding 41,500,325 and 41,500,138	415,001	415,001
Capital in excess of par value	73,216,143	73,153,002

Total capital	73,631,144	73,568,003
Accumulated deficit	(22,857,494)	(13,965,849)
Accumulated other comprehensive loss	11,689,777	4,372,626

Total stockholders’ equity	62,463,427	63,974,780

Total liabilities, minority interests and stockholders’ equity	$85,294,626	$85,616,429

     Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2008.

5. Consolidated Statement of Cash Flows for the Financial Year Ended 30 June

	2008	2007
	Unaudited
Operating Activities:
Net (loss) income	$(8,891,645)	$446,839
Adjustments to reconcile net income to net cash provided by operating activities:
Gain from sale of field equipment	(35,235)	(10,346)
Depletion, depreciation and amortization	18,021,236	10,693,415
Accretion expense	716,130	517,856
Deferred income taxes	(4,541,695)	(1,818,631)
Director’s options expense	63,141	7,425
Minority interests	—	—
Exploration and dry hole costs	3,227,200	4,871,865
Loss on settlement of asset retirement obligation	—	—
Impairment loss	—	1,876,171
Increase (decrease) in operating assets and liabilities:
Accounts receivable	(2,502,817)	472,763
Other assets	(25,352)	(61,312)
Inventories	(420,294)	143,951
Accounts payable and accrued liabilities	(3,320,459)	2,474,106
Income taxes payable	1,657,908	1,659,711

Net cash provided by operating activities	3,948,118	21,273,813

Investing Activities:
Additions to property and equipment	(1,365,329)	(9,231,029)
Proceeds from sale of field equipment	35,235	10,346
Oil and gas exploration activities	(3,227,200)	(4,871,865)
Acquisition of minority interest in MPAL	—	(88,432)
Marketable securities matured	4,435,820	1,855,609
Marketable securities purchased	(1,765,775)	(5,694,201)

Net cash used in investing activities	(1,887,249)	(18,019,572)

Financing Activities:
Dividends to MPAL minority shareholders	—	—

Net cash used in financing activities	—	—

Effect of exchange rate changes on cash and cash equivalents	4,083,911	3,333,325

Net increase in cash and cash equivalents	6,144,780	6,587,566
Cash and cash equivalents at beginning of year	28,470,448	21,882,882

Cash and cash equivalents at end of year	$34,615,228	$28,470,448

Income taxes	13,072,505	1,427,327
Interest	3,893,014	—

Supplemental Schedule of Noncash Investing and Financing Activities:
Revision to estimate of asset retirement obligations	43,482	(54,765)
Asset retirement obligation liabilities incurred	—	718,048
Accounts payable related to property and equipment	1,993,964	1,417,051
     The allocation of the purchase price to the assets acquired in the purchase of remaining minority interest in MPAL in 2006 was finalized in the fourth quarter of fiscal 2007. This resulted in a decrease in the amount of goodwill by $1,626,041 which was reallocated to oil and gas properties ($4,642,233) offset by an increase to deferred tax liabilities ($3,016,192). In fiscal year 2006, the Company purchased the remaining minority shares of MPAL for $32,155,498 which included cash consideration of $1,563,507, transaction costs of $1,990,410 and stock consideration of $28,601,581. Costs of registering securities in the amount of $76,457 were treated as a reduction to additional paid in capital (see Note 2 to the Consolidated Financial Statements).

Fair value of assets acquired	$41,085,190
Consideration paid for capital stock	32,243,893

Liabilities assumed	8,841,297

     Notes to the financial statements will be contained in Item 8 of the Company’s Form 10-K for the fiscal year ended June 30, 2008.
6. Dividends
     No dividends paid
7. Details of Dividend or Distribution Reinvestment Scheme
     N/A
8. Consolidated Accumulated Deficit

June 30, 2007	$(13,965,849)

Net loss	(8,891,645)

June 30, 2008	$(22,857,494)

9. Net Tangible Assets per Security
     Not required
10. Control Gained over Entities having Material Effect
     N/A
     Loss of Control of Entities having Material Effect
     N/A
11. Details of Associate and Joint Venture Entities
     N/A

12. Other Significant Information
     Restatement of Depletion Expense
     For the year ended June 30, 2008, depletion expense of $18.0 million includes a $2.8 million correction to depletion expense reported on Form 4D for the six months ended December 31, 2007.
      Australian Taxation Office Settlement
     As previously disclosed, the Australian Taxation Office (“ATO”) conducted an audit of the Australian income tax returns of MPAL and its wholly owned subsidiaries for the years 1997- 2005. The ATO audit focused on certain income tax deductions claimed by Paroo Petroleum Pty. Ltd. (“PPPL”), a wholly-owned subsidiary of MPAL related to the write-off of outstanding loans made by PPPL to other entities within the MPAL group of companies. As a result of this audit, the ATO in August 2007 issued “position papers” which set forth its opinions that these previous deductions should be disallowed, resulting in additional income taxes being payable by MPAL and its subsidiaries. In the position papers, the ATO sets out its legal basis for its conclusions. The ATO indicated in its position papers that the increase in taxes arising from its proposed positions would be (Aus) $13,392,460 plus possible interest and penalties, which could have exceeded the amount of the increased taxes asserted by the ATO.
     In a comprehensive audit conducted by the ATO in the period 1992-94, the ATO concluded that PPPL was carrying on business as a money lender and accordingly, should, for taxation purposes, account for its interest income on an accrual basis rather than a cash basis. MPAL accepted this conclusion and from that point has been determining its annual Australian taxation liability on this basis (including claiming deductions for bad debts as a money lender).
     Recently, the ATO has taken a more aggressive approach with respect to its views regarding income tax deductions attributable to in-house finance companies. Since this change in approach, the ATO has commenced audits of a number of companies involving, among other issues, the appropriate treatment of bad debt deductions taken by in-house finance companies. Magellan understands that, at this time, while there have been negotiated settlements in relation to some of these audits, none of them has reached final resolution in court.
     Based upon the advice of Australian tax counsel, the Company and the ATO held settlement discussions concerning this matter during the quarter ended December 31, 2007. In order to avoid a protracted and costly legal battle with the ATO, diversion of company management and resources away from Company business and the possibility of significantly higher payments with a loss in court, the Company decided to settle this matter. On December 19, 2007, MPAL reached a non-binding agreement in principle to settle this dispute for an aggregate settlement payment by MPAL to the ATO of (Aus) $14,641,994. The aggregate settlement payment was comprised of (Aus) $10,340,796 in amended taxes and (Aus) $4,301,198 of interest on the amended taxes. No penalties were to be assessed as part of the terms of the settlement. The agreement in principle to settle the dispute was conditioned upon MPAL and the ATO agreeing on formal terms of settlement in a binding agreement (the Deed of Settlement) which the parties agreed to negotiate and sign promptly. As further agreed by the parties, the ATO issued assessments for the agreed upon amended tax liabilities in January, 2008. Under the final terms of the Deed of Settlement signed by the parties on February 7, 2008, MPAL agreed not to object to or appeal the ATO’s amended assessments. The Deed of Settlement with the ATO constitutes a complete release and extinguishment of the tax liabilities of MPAL and its subsidiaries with respect to the amended assessments and the prior bad debt deductions.
     Both the amended taxes and interest in the amount of (US) $13,252,469 has been recorded as part of the income tax provision ($.31 per share).
13. Accounting Standards for Foreign Entities
     US Generally Accepted Accounting Principles
14. Commentary on Results for the Period
     See attached Media Release.
15. Impact of Adopting Australian Equivalents to IFRS
     N/A
16. Audited Accounts
     This Report is based on accounts which are in the process of being audited.
17. Likely Dispute or Qualification

N/A

Date:	August 29, 2008

By:	/s/ Daniel J. Samela

Daniel J. Samela President, Chief Executive Officer and Chief Accounting and Financial Officer